UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2009

POWER EFFICIENCY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

3960 Howard Hughes Pkwy, Suite 460, Las Vegas, NV		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02	Election of Directors

Power Efficiency Corporation (“Power Efficiency”) announced it had expanded its Board of Directors by one, and appointed Gregory S. Curhan as director to fill this vacancy, effective March 12, 2009.

Mr. Curhan most recently served as executive vice president, chairman of the commitment committee and head of the CleanTech banking team at Merriman Curhan Ford Group, Inc., an investment bank he co-founded, where he worked from January 2002 to January 2009. Previously, he served as chief financial officer of WorldRes.com from May 1999 through June 2001. Prior to joining WorldRes.com, Mr. Curhan served as director of global technology research marketing and managing director specialty technology institutional equity sales at Merrill Lynch & Co. from May 1998 to May 1999. Mr. Curhan was a founder and principal of the investment advisor Curhan, Merriman Capital Management from July 1988 through December 1992. Mr. Curhan earned his Bachelor of Arts degree, summa cum laude, from Dartmouth College.

Mr. Curhan will receive, as compensation for his service on the board of directors, options to purchase 100,000 shares of Power Efficiency common stock per year.  Additionally, Mr. Curhan will be a consultant for Power Efficiency for a period of twelve months, and will initially receive, on a monthly basis, $3,000 for services provided in this capacity, as well as warrants to purchase 30,000 shares of common stock exercisable at an exercise price of $0.11 per share.  The consultant agreement is terminable by either party after six months upon thirty days notice.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated March 16, 2009, announcing the addition of Gregory S. Curhan to the Board of Directors of Power Efficiency Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION

By:	/s/ John (BJ) Lackland
John (BJ) Lackland, CFO

Date: March 16, 2009